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                                                                   EXHIBIT 12.2



                            TALON AUTOMOTIVE GROUP


         PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (unaudited)

                       (In thousands except for ratios)




                                                             SIX MONTHS                          YEAR
                                                               ENDED                             ENDED
                                                               JULY 4,                         DECEMBER 31,
                                                                1998                              1997
                                                           ----------------                  ---------------
Fixed Charges:
 Interest expense                                          $          6,475                  $        12,569
 Estimated interest portion of rents                       $            261                  $           522
                                                           ----------------                  ---------------

  Total fixed charges                                      $          6,736                  $        13,091



Earnings:
 Earnings before fixed charges                             $          6,529  (a)             $        10,633  (b)
 Estimated Interest portion of rents                       $            261                  $           522
                                                           ----------------                  ---------------

  Adjusted earnings                                        $          6,790                  $        11,155

Ratio of Earnings to Fixed Charges                                    1.008                            0.852
                                                           ================                  ===============
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(a)  Includes gain on sale of assets of $198, foreign currency exchange loss of
     $787 and excludes extraordinary expenses of $553 and special compensation expense of $1,359.

(b) Includes a foreign currency exchange loss of $117 and excludes special compensation expense of $2,702.